LifeVantage Announces Financial Results for the
Fourth Fiscal Quarter and Full Fiscal Year 2023
Declares Special Cash Dividend of $0.40 Per Share

Salt Lake City, UT, August 28, 2023, LifeVantage Corporation (Nasdaq: LFVN) a leading health and wellness company with products designed to activate optimal health processes, today reported financial results for its fourth quarter and full fiscal year ended June 30, 2023.
Fourth Quarter Fiscal 2023 Summary*:
•Revenue of $54.2 million, an increase of 6.4% from the prior year period. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue was up approximately 7.8%;
•Revenue in the Americas increased 17.9% including an 18.6% increase in the United States. Revenue in Asia/Pacific & Europe decreased 16.0% and was down approximately 3.9% excluding the negative impact of foreign currency fluctuations;

•Total active accounts declined 8.3% from the prior period to 143,000, reflecting a 3.8% decline in the Americas and a 18.0% decline in Asia/Pacific & Europe;
•Net income per diluted share were $0.15, versus loss of $0.11 a year ago;
•Adjusted earnings per diluted share were $0.17, compared to $0.01 a year ago; and
•Adjusted EBITDA of $4.8 million, compared to $1.7 million a year ago.
* All comparisons are on a year over year basis and compare the fourth quarter of fiscal 2023 to the fourth quarter of fiscal 2022, unless otherwise noted.
Fiscal Year 2023 Summary**:
•Revenue increased 3.4% to $213.4 million. Excluding the negative impact of foreign currency fluctuations, fiscal year 2022 revenue was up approximately 7.0%;
•Revenue in the Americas Increased 12.3%, including a 13.4% increase in the United States. Revenue in Asia/Pacific & Europe decreased 14.7% and was down approximately 4.0% excluding the negative impact of foreign currency fluctuations;
•Earnings per diluted share were $0.20, compared to $0.24 in fiscal 2022;
•Adjusted earnings per diluted share were $0.24, compared to $0.41 in fiscal 2022;
•Adjusted EBITDA of $11.7 million compared to $12.8 million in fiscal 2022;
•Repurchased 0.2 million shares for $0.8 million; and
•Strong balance sheet with $21.6 million of cash and no debt.
**All growth rates compare fiscal 2023 to fiscal 2022.
“We had another strong quarter as the key strategic initiatives that underlie our LV360 transformation continue to gain traction and drive momentum across our business,” said Steve Fife, President and Chief Executive Officer of Life Vantage. “Revenue exceeded guidance, profitability showed significant improvement and we again delivered high-teens growth in the U.S., reflecting the ongoing strength of new product offerings, including TrueScience® Liquid Collagen. Consultant engagement remains high driven by our Evolve compensation plan coupled with the benefits of Rewards Circle, our unique customer loyalty program, which are helping to amplify our brand messaging around Activating Wellness. Entering fiscal 2024, we are in a position of considerable strength with $21 million of cash, no debt, and profitability expected to show material improvement as we continue to grow the top line and execute on the core principles of LV360. The $0.40 per share special dividend we announced today along with the recent resumption of stock repurchase activity reflects our confidence in the future and underscores our long-standing commitment to enhancing shareholder value.”
Fourth Quarter Fiscal 2023 Results
For the fourth fiscal quarter ended June 30, 2023, the Company reported revenue of $54.2 million, a 6.4% increase over the fourth quarter of fiscal 2022. Excluding the negative impact of foreign currency fluctuations, fourth quarter revenue was up 7.8%. Revenue in the Americas region for the fourth quarter of fiscal 2023 increased 17.9%, including an 18.6% increase in the United States. Revenue in the Asia/Pacific & Europe region decreased 16.0% and was negatively impacted by foreign currency fluctuations. On a constant currency basis, revenue in the Asia/Pacific & Europe region decreased approximately 3.9% for the three months ended June 30, 2023.
Gross profit for the fourth quarter of fiscal 2023 was $43.2 million, or 79.6% of revenue, compared to $41.6 million, or 81.7% of revenue, for the same period in fiscal 2022. The decline in gross profit margin as a percentage of revenue was primarily driven by elevated shipping expenses as well as shifts in geographic and product sales mix.
Commissions and incentives expense for the fourth quarter of fiscal 2023 was $23.5 million, or 43.3% of revenue, compared to $24.5 million, or 48.1% of revenue, for the same period in fiscal 2022. The decrease in commissions and incentives expense as a percentage of revenue was due primarily to the timing and magnitude of promotional and incentive programs.
Selling, general and administrative expense (SG&A) for the fourth quarter of fiscal 2023 was $17.0 million, or 31.4% of revenue, compared to $15.6 million, or 30.6% of revenue, for the same period in fiscal 2022. Adjusted for nonrecurring expenses, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expenses for the fourth quarter of fiscal 2023 were $16.7 million, or 30.8% of revenue, compared to adjusted non-GAAP SG&A expense for the fourth quarter of fiscal 2022 of $16.6 million, or 32.6% of revenue.
Operating income for the fourth quarter of fiscal 2023 was $2.6 million, compared to $1.5 million for the fourth quarter of fiscal 2022. Accounting for the non-GAAP adjustments noted previously, adjusted non-GAAP operating income for the fourth quarter of fiscal 2023 was $3.0 million compared to $0.5 million for the fourth quarter of fiscal 2022.
Net income for the fourth quarter of fiscal 2023 was $2.0 million, or $0.15 per diluted share. This compares to a net loss of $1.4 million, or $0.11 per diluted share for the fourth quarter of fiscal 2022. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for the fourth quarter of fiscal 2023 was $2.2 million, or $0.17 per diluted share, compared to adjusted non-GAAP net income of $0.2 million, or $0.01 per diluted share for the fourth quarter of fiscal 2022.
Adjusted EBITDA was $4.8 million for the fourth quarter of fiscal 2023 versus $1.7 million for the comparable period in fiscal 2022.
Fiscal 2023 Full Year Results
For the fiscal year ended June 30, 2023, the Company reported net revenue of $213.4 million, an increase of 3.4% compared to $206.4 million for fiscal 2022. In fiscal 2023, revenue in the Americas increased 12.3% which was partially offset by revenue in Asia/Pacific & Europe which decreased 14.7%. Revenue for fiscal 2023 was negatively impacted by $7.4 million, or 3.6%, by foreign currency fluctuations.
Gross profit during fiscal 2023 was $170.0 million, or 79.7% of revenue, compared to $168.3 million, or 81.5% of revenue, for fiscal 2022. The decrease in gross margin as a percentage of revenue is primarily due to increased raw material and manufacturing related costs, as well as elevated shipping and warehouse fulfillment expenses during the fiscal year.
Commissions and incentives expense for fiscal 2023 was $94.7 million, or 44.4% of revenue, compared to $97.3 million, or 47.1% of revenue, for fiscal 2022. The decrease in commissions and incentives expense as a percentage revenue was due primarily to lower promotion and incentive expenses.

SG&A expense for fiscal 2023 was $71.1 million, or 33.3% of revenue, compared to $63.4 million, or 30.7% of revenue, for fiscal 2022. Adjusted for nonrecurring expenses and recoveries, which are detailed in the GAAP to non-GAAP reconciliation tables included at the end of this press release, adjusted non-GAAP SG&A expense for fiscal 2023 was $70.3 million, or 32.9% of revenue, compared to adjusted non-GAAP SG&A expense for fiscal 2022 of $63.3 million, or 30.7% of revenue. The increase in non-GAAP SG&A expense as a percentage of revenue was primarily due to increased employee salaries and compensation, events and travel expenses and higher stock compensation.
Operating income for fiscal 2023 was $4.3 million, or 2.0% of revenue, compared to $7.6 million, or 3.7% of revenue, for fiscal 2022. Accounting for non-GAAP adjustments noted previously, adjusted non-GAAP operating income for fiscal 2023 was $5.1 million, or 2.4% of revenue, compared to $7.7 million, or 3.7% of revenue, for fiscal 2022.
Net income for fiscal 2023 was $2.5 million, or $0.20 per diluted share, compared to $3.1 million, or $0.24 per diluted share for fiscal 2022. Accounting for the non-GAAP adjustments noted previously, net of tax, adjusted non-GAAP net income for fiscal 2023 was $3.1 million, or $0.24 per diluted share compared to $5.3 million, or $0.41 per diluted share in fiscal 2022.
Adjusted EBITDA was $11.7 million for fiscal 2023 compared to $12.8 million for fiscal 2022.
Balance Sheet & Liquidity
The Company generated $6.8 million of cash from operations during fiscal 2023 compared to $8.0 million during fiscal 2022. The Company's cash and cash equivalents at June 30, 2023 were $21.6 million, compared to $20.2 million at June 30, 2022 and there was no debt outstanding.
Dividend Announcement
Today the Company announced the declaration of a special one-time cash dividend of $0.40 per share of common stock as well as the Company’s regular quarterly cash dividend of $0.035 per share of common stock. Both dividends will be paid on September 22, 2023 to all stockholders of record at the close of business on September 8, 2023.
Fiscal Year 2024 Guidance
The Company expects to generate revenue in the range of $216 million to $226 million in fiscal year 2023 and adjusted EBITDA of $16 million to $18 million, with adjusted earnings per share in the range of $0.52 to $0.62, which assumes a full year tax rate of approximately 28%. This guidance reflects the current trends in the business. The Company's guidance for adjusted non-GAAP EBITDA and adjusted non-GAAP earnings per diluted share excludes any non-operating or non-recurring expenses that may materialize during fiscal 2023. The Company is not providing guidance for GAAP earnings per diluted share for fiscal 2023 due to the potential occurrence of one or more non-operating, one-time expenses, which the Company does not believe it can reliably predict.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. MST (4:30 p.m. EST). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, September 4, 2023, by dialing (844) 512-2921 from the U.S. and entering confirmation code 13740609, or (412) 317-6671 from international locations, and entering confirmation code 13740609.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events-and-presentations or directly at https://viavid.webcasts.com/starthere.jsp?ei=1628859&tp_key=bd0872359f. The webcast will be archived for approximately 30 days.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), the activation company, is a pioneer in nutrigenomics, the study of how nutrition and naturally occurring compounds affect human genes to support good health. The Company engages in the identification, research, development, formulation and sale of advanced nutrigenomic activators, dietary supplements, nootropics, pre- and pro-biotics, weight management, skin and hair care, bath & body, and targeted relief products. The Company’s line of scientifically-validated dietary supplements includes its flagship Protandim® family of products, LifeVantage® Omega+, ProBio, IC Bright®, Daily Wellness, Rise AM, Reset PM, and D3+ dietary supplements, the TrueScience® line of skin, hair, bath & body, and targeted relief products. The Company also markets and sells Petandim®, its companion pet supplement formulated to combat oxidative stress in dogs, Axio® its nootropic energy drink mixes, and PhysIQ, its smart weight management system. LifeVantage was founded in 2003 and is headquartered in Lehi, Utah. For more information, visit www.lifevantage.com.
Cautionary Note Regarding Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "will," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to," "goal," “may be,” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The declaration and/or payment of a dividend during any quarter provides no assurance as to future dividends, and the timing and amount of future dividends, if any, could vary significantly in comparison both to past dividends and to current expectations. Examples of forward-looking statements include, but are not limited to, statements we make regarding executing against and the benefits of our key initiatives, future growth, including geographic and product expansion, the impact of COVID-19 on our business, expected financial performance, and expected dividend payments in future quarters. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, further deterioration to the global economic and operating environments as a result of future COVID-19 developments, as well as those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We define Non-GAAP Net Income as GAAP net income less certain tax adjusted non-recurring one-

time expenses incurred during the period and Non-GAAP Earnings per Share as Non-GAAP Net Income divided by weighted-average shares outstanding.
We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share are presented solely as supplemental disclosure because: (i) we believe these measures are a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings Per Share internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The tables set forth below present reconciliations of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Earnings per Share, which are non-GAAP financial measures to Net Income and Earnings per Share, our most directly comparable financial measures presented in accordance with GAAP.

Investor Relations Contact:
Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of
(In thousands, except per share data)	June 30, 2023	June 30, 2022
ASSETS
Current assets
Cash and cash equivalents	$21,605	$20,190
Accounts receivable	1,612	3,338
Income tax receivable	241	1,752
Inventory	16,073	16,472
Prepaid expenses and other	4,753	5,205
Total current assets	44,284	46,957

Property and equipment, net	9,086	9,500
Right-of-use assets	8,738	11,040
Intangible assets, net	455	587
Deferred income tax asset	2,991	1,289
Other long-term assets	569	1,333
TOTAL ASSETS	$66,123	$70,706

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,505	$7,462
Commissions payable	6,651	7,285
Income tax payable	—	453
Lease liabilities	1,521	2,601
Other accrued expenses	7,932	7,927
Total current liabilities	19,609	25,728

Long-term lease liabilities	11,566	13,154
Other long-term liabilities	299	308
Total liabilities	31,474	39,190
Commitments and contingencies
Stockholders' equity
Preferred stock — par value $0.0001 per share, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock — par value $0.0001 per share, 40,000 shares authorized and 12,622 and 12,493 issued and outstanding as of June 30, 2023 and 2022, respectively	1	1
Additional paid-in capital	134,314	131,075
Accumulated deficit	(98,305)	(98,437)
Accumulated other comprehensive income	(1,361)	(1,123)
Total stockholders’ equity	34,649	31,516
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$66,123	$70,706

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, (unaudited)		Fiscal Year Ended June 30,
(In thousands, except per share data)	2023	2022	2023	2022
Revenue, net	$54,221	$50,943	$213,398	$206,360
Cost of sales	11,069	9,332	43,387	38,097
Gross profit	43,152	41,611	170,011	168,263
Operating expenses:
Commissions and incentives	23,502	24,502	94,687	97,263
Selling, general and administrative	17,047	15,613	71,065	63,425
Total operating expenses	40,549	40,115	165,752	160,688
Operating income	2,603	1,496	4,259	7,575
Other expense:
Interest income (expense)	107	—	198	(10)
Other expense, net	(154)	(284)	(458)	(669)
Impairment of investment	—	(2,205)	—	(2,205)
Total other expense, net	(47)	(2,489)	(260)	(2,884)
Income (loss) before income taxes	2,556	(993)	3,999	4,691
Income tax expense	(590)	(423)	(1,459)	(1,571)
Net income (loss)	$1,966	$(1,416)	$2,540	$3,120
Net income (loss) per share:
Basic	$0.16	$(0.11)	$0.20	$0.24
Diluted	$0.15	$(0.11)	$0.20	$0.24
Weighted-average shares outstanding:
Basic	12,616	12,488	12,557	12,886
Diluted	12,980	12,488	12,567	13,069

LIFEVANTAGE CORPORATION AND SUBSIDIARIES

	Revenue by Region

	Three Months Ended June 30, (unaudited)				Fiscal Year Ended June 30,
(In thousands)	2023		2022		2023		2022
Americas	$39,755	73%	$33,723	66%	$155,361	73%	$138,323	67%
Asia/Pacific & Europe	14,466	27%	17,220	34%	58,037	27%	68,037	33%
Total	$54,221	100%	$50,943	100%	$213,398	100%	$206,360	100%

	Active Accounts (unaudited)

	As of June 30,
	2023		2022		Change from Prior Year	Percent Change
Active Independent Consultants(1)
Americas	33,000	61%	37,000	59%	(4,000)	(10.8)%
Asia/Pacific & Europe	21,000	39%	26,000	41%	(5,000)	(19.2)%
Total Active Independent Consultants	54,000	100%	63,000	100%	(9,000)	(14.3)%

Active Customers(2)
Americas	69,000	78%	69,000	74%	—	—%
Asia/Pacific & Europe	20,000	22%	24,000	26%	(4,000)	(16.7)%
Total Active Customers	89,000	100%	93,000	100%	(4,000)	(4.3)%

Active Accounts(3)
Americas	102,000	71%	106,000	68%	(4,000)	(3.8)%
Asia/Pacific & Europe	41,000	29%	50,000	32%	(9,000)	(18.0)%
Total Active Accounts	143,000	100%	156,000	100%	(13,000)	(8.3)%

(1) Active Independent Consultants have purchased product in the prior three months for retail or personal consumption.
(2) Active Customers have purchased product in the prior three months for personal consumption only.
(3) Total Active Accounts is the sum of Active Independent Consultants and Active Customers.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2023	2022	2023	2022
GAAP Net income (loss)	$1,966	$(1,416)	$2,540	$3,120
Interest (income) expense	(107)	—	(198)	10
Provision for income taxes	590	423	1,459	1,571
Depreciation and amortization(1)	901	818	3,579	3,261
Non-GAAP EBITDA:	3,350	(175)	7,380	7,962
Adjustments:
Stock compensation expense	946	406	3,188	1,768
Other expense, net	154	284	458	669
Impairment of investment	—	2,205	—	2,205
Other adjustments(2)	368	(996)	695	228
Total adjustments	1,468	1,899	4,341	4,870
Non-GAAP Adjusted EBITDA	$4,818	$1,724	$11,721	$12,832

(1) Includes $116,000 of accelerated depreciation related to a change in lease term for the year ended June 30, 2023.

(2) Other adjustments breakout:
Lease abandonment	$10	$—	$227	$—
Class-action lawsuit expenses, net of recoveries	$—	$(996)	$(139)	$(456)
Executive team severance expenses, net	358	—	607	653
Executive team recruiting and transition expenses	—	—	—	31
Total adjustments	$368	$(996)	$695	$228

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP Net Income and Non-GAAP Adjusted EPS:
(Unaudited)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
(In thousands)	2023	2022	2023	2022
GAAP Net income (loss)	$1,966	$(1,416)	$2,540	$3,120
Adjustments:
Executive team severance expenses, net(1)	358	—	607	531
Executive team recruiting and transition expenses	—	—	—	31
Lease abandonment(2)	10	—	227	—
Class-action lawsuit expenses, net of recoveries	—	(996)	(139)	(456)
Impairment of investment	—	2,205	—	2,205
Accelerated depreciation related to change in lease term	—	—	116	—
Tax impact of adjustments	(179)	374	(296)	(128)
Total adjustments, net of tax(3)	189	1,583	515	2,183
Non-GAAP Net Income	$2,155	$167	$3,055	$5,303

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2023	2022	2023	2022
Diluted earnings (loss) per share, as reported	$0.15	$(0.11)	$0.20	$0.24
Total adjustments, net of tax	0.01	0.13	0.04	0.17
Diluted earnings per share, as adjusted(4)	$0.17	$0.01	$0.24	$0.41

(1) Net of $122,000 of compensation expense benefit related to unvested stock award reversals the three and twelve months ended June 30, 2022.
(2) Includes remaining lease payments and other termination costs associated with lease abandonments
(3) Tax impact is based on the estimated annual tax rate for the years ended June 30, 2023 and 2022, respectively
(4) May not add due to rounding.